October 10, 2006


Principal Variable Contracts Fund, Inc.
Des Moines, Iowa  50392

RE:      Registration Statement on Form N-14
         Pursuant to Securities Act of 1933
         Registration No. 333-__________

I am familiar with the organization of Principal Variable Contracts Fund, Inc. (the "Fund") under the laws of the State of Maryland and have reviewed the above-referenced Registration Statement (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of a number of shares of the Corporation's Common Stock, par value $.01 per share (the "Shares") in connection with the Reorganization described in the Registration Statement. Based upon such investigation as I have deemed necessary, I am of the following opinion:

1. The Fund has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The Fund has authority to issue the number of shares of common stock necessary to complete the Reorganization and the shares, when issued in accordance with the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael D. Roughton

Michael D. Roughton
Counsel